================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                         RANGE RESOURCES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             [RANGE RESOURCES LOGO]

Dear Stockholders:

         On behalf of the Board of Directors, you are invited to attend Range's 1999 Annual Meeting of Stockholders to be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas on Wednesday, May 26, 1999 at 9:00 a.m. local time.

         Details of the meeting are given in the enclosed Notice of Annual Meeting of Stockholders. During the meeting, we plan to review the business and affairs of the Company. In addition, officers and directors of the Company will be present to respond to your questions.

         If you have any questions or need further assistance, please call MacKenzie Partners, Inc., who will be assisting in connection with the annual meeting, at (800) 322-2885 or call collect at (212) 929-5500. We hope you personally attend the meeting, but whether or not you expect to attend, please sign and return the enclosed proxy card at your earliest convenience so that your shares will be represented and voted at the Annual Meeting. You may revoke your proxy prior to, or at the meeting, and still vote in person if you so desire. Your vote is important regardless of the number of shares you own.


                                          Sincerely,


                                          John H. Pinkerton
                                          President and Chief Executive Officer



March 29, 1999
Fort Worth, Texas

                           RANGE RESOURCES CORPORATION
                       500 THROCKMORTON STREET, SUITE 1900
                             FORT WORTH, TEXAS 76102

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 26, 1999

To the Stockholders of Range Resources Corporation:

         The Annual Meeting of Stockholders (the "Meeting") of Range Resources Corporation (the "Company") will be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas, on Wednesday, May 26, 1999 at 9:00 a.m. local time. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Meeting at the Company's headquarters, 500 Throckmorton Street, Fort Worth, Texas. Such list will also be produced at the time and place of the Meeting and be kept open during the Meeting for inspection by any stockholder who may be present. The purposes for which the Meeting is to be held are as follows.

          1.   To elect a board of eight Directors, each for a one-year term.

          2. To consider and adopt the Company's 1999 Stock Incentive Plan providing for the issuance of up to 1,400,000 shares of Common Stock. The Company's 1989 Stock Option Plan recently expired.

          3. To consider and adopt an amendment to the Company's 1997 Stock Purchase Plan increasing the number of shares in the Plan from 500,000 to 900,000 shares of Common Stock.

          4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The holders of shares of Common Stock and the $2.03 Convertible Exchangeable Preferred Stock of record at the close of business on March 29, 1999 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                        BY THE ORDER OF THE BOARD OF DIRECTORS

                                               Jeffery A. Bynum
                                               Secretary
March 29, 1999
Fort Worth, Texas

                           RANGE RESOURCES CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 26, 1999

         The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of RANGE RESOURCES CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Wednesday, May 26, 1999 at 9:00 a.m. local time, at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Annual Meeting of Stockholders and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about March 31, 1999, to all holders of the Company's Common Stock, $.01 par value (the "Common Stock") and the Company's $2.03 Convertible Exchangeable Preferred Stock, $1 par value (the "Preferred Stock") (collectively the "Stockholders") of record on March 29, 1999. Shares of the Common Stock and Preferred Stock represented by proxies will be voted as hereinafter described or as otherwise specified by each Stockholder. Any proxy given by a Stockholder may be revoked by the Stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.

         The persons named as proxies are John H. Pinkerton and Michael V. Ronca, President and Chief Operating Officer of the Company, respectively. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage firms and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

                                  VOTING RIGHTS

         Only holders of shares of Common Stock and Preferred Stock of record at the close of business on March 29, 1999 will be entitled to vote at the Meeting. On March 22, 1999, the Company had 36,297,604 issued and outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter and 1,149,840 outstanding shares of Preferred Stock, each such share entitling the holder thereof to one vote on each matter. Holders of shares of Common Stock and Preferred Stock are not entitled to cumulative voting rights.

         The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock in the aggregate entitled to vote shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a plurality of the shares cast at the Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares cast at the Meeting will be required to act on all other matters to come properly before the Meeting, except for Proposals II and III, as to which the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Meeting shall be required. If a Stockholder, present in person or by proxy, abstains on any matter, the Stockholder's shares will not be voted on such matter and will be not treated as a vote against such matter. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners of such shares and, therefore, as votes not cast. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instruction with respect to a particular item.

         All shares of Common Stock and Preferred Stock represented by properly executed and unrevoked proxies will be voted at the Meeting in accordance with the direction on the proxies. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED "FOR" THE ELECTIONS OF THE NOMINEES NAMED HEREIN AS DIRECTORS. The Company does not know of any matters, other than those described above, which will come before the Meeting. If any other matters are properly presented for action at the Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         This Proxy Statement is dated March 29, 1999 and is first being mailed to Stockholders on or about March 31, 1999.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of March 22, 1999 regarding (i) the share ownership of the Company by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Preferred Stock of the Company, (ii) the share ownership of the Company by each Director and each of the four Named Executive Officers (as defined under "Executive Compensation - Summary Compensation Table"), and (iii) the share ownership of the Company by all Directors and executive officers, as a group. The business address of each officer and Director listed below is: c/o Range Resources Corporation, 500 Throckmorton Street, Fort Worth, Texas 76102.

                                                                   COMMON STOCK                   PREFERRED STOCK
                                                        -----------------------------------------------------------------
                                                         NUMBER OF SHARES                   NUMBER OF SHARES
                                                           BENEFICIALLY        PERCENT        BENEFICIALLY      PERCENT
OWNER                                                          OWNED           OF CLASS           OWNED         OF CLASS
Thomas J. Edelman                                            1,095,401   (1)         3.00%            0               0%
John H. Pinkerton                                              537,993   (2)         1.47%            0               0%
Michael V. Ronca                                               536,899   (3)         1.47%            0               0%
Robert E. Aikman                                               107,776   (4)         0.30%            0               0%
Anthony V. Dub                                                  90,200   (5)         0.25%            0               0%
Allen Finkelson                                                 54,560   (6)         0.15%            0               0%
Ben A. Guill                                                   108,560   (7)         0.30%            0               0%
Jonathan S. Linker                                               4,835   (8)         0.01%            0               0%
Steven L. Grose                                                128,442   (9)         0.35%            0               0%
Herbert A. Newhouse                                            189,869   (10)        0.52%            0               0%
Catherine L. Sliva                                             188,407   (11)        0.52%            0               0%
Chad L. Stephens                                               160,003   (12)        0.44%            0               0%
Thomas W. Stoelk                                                76,220   (13)        0.21%            0               0%
All Directors and executive officers as a group (14          3,306,792   (14)        9.07%            0               0%
persons)
First Reserve Fund VII Limited Partnership                   5,522,798   (15)       15.22%            0               0%
Franklin Resources Inc.                                      2,226,330   (16)        6.13%            0               0%
Mellon Bank                                                  2,450,368   (17)        6.75%            0               0%
Public Employee Retirement System of Ohio                    1,986,096   (18)        5.47%            0               0%
Cincinnati Financial Corporation                                     0                  0%       86,957   (19)     7.56%
Guardian Life Insurance Company of America                           0                  0%      191,304   (20)    16.64%
Highbridge Capital Corporation                                       0                  0%       75,500   (21)     6.57%
Founders Financial Group                                             0                  0%      187,300   (22)    16.29%
Palisade Capital                                                     0                  0%      121,739   (23)    10.59%
Merrill Lynch Asset Management                                       0                  0%       91,304   (24)     7.94%
Pecks Management                                                     0                  0%       86,957   (25)     7.56%
Putman Investments                                                   0                  0%       52,174   (26)     4.54%

(1) Includes 195,000 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 243,592 shares held under IRA, KEOGH and pension plan accounts; 44,116 shares owned by Mr. Edelman's spouse; and 93,250 shares owned by Mr. Edelman's minor children, to which Mr. Edelman disclaims beneficial ownership.
(2) Includes 215,000 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 119,753 shares held under IRA and pension plan accounts; 4,772 shares owned by Mr. Pinkerton's minor children; and 3,499 shares owned by Mr. Pinkerton's spouse, to which Mr. Pinkerton disclaims beneficial ownership.
(3) Includes 204,988 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(4) Includes 36,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 9,366 shares owned by Mr. Aikman's spouse; and 10,010 shares owned by Mr. Aikman's minor children, to which Mr. Aikman disclaims beneficial ownership.
(5) Includes 15,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(6) Includes 21,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(7) Includes 15,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(8) Includes 4,835 shares which may be purchased under currently exercisable stock options.
(9) Includes 72,500 shares which may be purchased under currently exercisable stock option or options that are exercisable within 60 days.
(10) Includes 136,658 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(11) Includes 68,239 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(12) Includes 72,500 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 10,000 shares owned by Mr. Stephens' spouse; and 3,879 shares owned by Mr. Stephens' minor children, to which Mr. Stephens disclaims beneficial ownership.
(13) Includes 61,250 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(14) Includes 1,128,610 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(15) Such stockholder's address is c/o William Macaulay 475 Steamboat Road, Greenwich, Connecticut 06830.
(16)     Such stockholder's address is 777 Mariners Island Blvd., 6th Floor,
         San Mateo, California 94404.
(17) Such stockholder's address is 1 Mellon Bank Center, Pittsburgh, Pennsylvania 15258
(18)     Such stockholder's address is 227 East Town Street, Columbus,
         Ohio 43215
(19)     Such stockholder's address is 6200 South Gilmore Road, Fairfield,
         Ohio 45014-5141.
(20)     Such stockholder's address is 201 Park Avenue, New York, New York
         10003.
(21) Such stockholder's address is PO Box 30554 Seven Miles Beach, Grand Cayman Islands.
(22) Such stockholder's address is 53 Forest Avenue Old Greenwich, Connecticut 06870
(23) Such stockholder's address is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.
(24)     Such stockholder's address is 800 Scuddersmill Road, Plainsboro,
         New Jersey 08536.
(25)     Such stockholder's address is 1 Rockefeller Place, Suite 320, New
         York, New York 10020.
(26) Such stockholder's address is One Post Office Square, Boston, Massachusetts 02109.

                       PROPOSAL I -- ELECTION OF DIRECTORS

NOMINATION AND ELECTION OF DIRECTORS

         The Board has nominated Messrs. Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, Jonathan S. Linker, John H. Pinkerton and Michael V. Ronca (all of whom are currently members of the Board) to serve as Directors of the Company for terms of one year expiring at the 2000 Annual Meeting of Stockholders and until their successors have been elected and qualified.

         Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board may recommend. Management does not presently contemplate that any of the nominees will become unavailable for election for any reason.

         THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

INFORMATION CONCERNING NOMINEES

         The following table sets forth the names of the nominees and certain information with regard to each nominee.

                                          HELD
  NAME OF NOMINEE              AGE    OFFICE SINCE        POSITION WITH COMPANY
  ---------------              ---    ------------        ---------------------
Robert E. Aikman               67         1990            Director

Anthony V. Dub                 49         1995            Director

Thomas J. Edelman              48         1988            Chairman and Director

Allen Finkelson                52         1994            Director

Ben A. Guill                   48         1995            Director

Jonathan S. Linker             50         1998            Director

John H. Pinkerton              45         1988            President, Chief Executive
                                                          Officer and Director

Michael V. Ronca               45         1998            Chief Operating Officer and Director

         ROBERT E. AIKMAN, a Director, joined the Company in 1990. Mr. Aikman has more than 40 years experience in petroleum and natural gas exploration and production throughout the United States and Canada. From 1984 to 1994 he was Chairman of the Board of Energy Resources Corporation. From 1979 through 1984, he was the President and principal shareholder of Aikman Petroleum, Inc. From 1971 to 1977, he was President of Dorchester Exploration Inc. and from 1971 to 1980, he was a Director and a member of the Executive Committee of Dorchester Gas Corporation. Mr. Aikman is also Chairman of Provident Communications, Inc., President of OGP Technologies, Inc., and President of The Hawthorne Company, an entity which organizes joint ventures and provides advisory services for the acquisition of oil and gas properties, including the financial restructuring, reorganization and sale of companies. He was President of Enertec Corporation which was reorganized under Chapter 11 of the Bankruptcy Code in December 1994. In addition, Mr. Aikman is a director of the Panhandle Producers and Royalty Owners Association and a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association and American Association of Petroleum Landmen. Mr. Aikman graduated from the University of Oklahoma in 1952.

         ANTHONY V. DUB was elected to serve as a Director of the Company in 1995. Mr. Dub is Chairman of Indigo Capital, LLC, a financial advisory firm based in New York City. Prior to forming Indigo Capital in 1997, he served as an officer of Credit Suisse First Boston, an investment banking firm. Mr. Dub joined Credit Suisse First Boston in 1971 and was named a Managing Director in 1981. Mr. Dub received his Bachelor of Arts Degree from Princeton University in 1971.

         THOMAS J. EDELMAN, Chairman and Chairman of the Board of Directors, joined the Company in 1988. He served as its Chief Executive Officer until 1992. From 1981 to 1997, Mr. Edelman served as a director and President of Snyder Oil Corporation ("SOCO"), an independent, publicly traded oil and gas company. In 1996, Mr. Edelman was appointed Chairman, President and Chief Executive Officer of Patina Oil & Gas Corporation. Prior to 1981, Mr. Edelman was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman serves as a director of Petroleum Heat & Power Co., Inc., a Connecticut-based fuel oil distributor, Star Gas Corporation, a private company, which is the general partner of Star Gas Partners, L.P., a publicly-traded master limited partnership, which distributes propane gas, as well as Paradise Music & Entertainment, Inc.

         ALLEN FINKELSON was appointed a Director in 1994. Mr. Finkelson has been a partner at Cravath, Swaine & Moore since 1977, with the exception of the period from September 1983 through August 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated. Mr. Finkelson was first employed by Cravath, Swaine & Moore as an associate in 1971. Mr. Finkelson received his Bachelor of Arts Degree from St. Lawrence University and his Doctor of Laws Degree from Columbia University School of Law.

         BEN A. GUILL was elected to serve as a Director of the Company in 1995. In September 1998 Mr. Guill joined First Reserve Corporation as President of its Houston, Texas office. First Reserve is a private equity firm, dedicated to the energy industry. Prior to joining First Reserve, Mr. Guill was a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas which focuses on the oil service and equipment industry. Mr. Guill had been with Simmons & Company since 1980. Prior to that Mr. Guill was with Blyth Eastman Dillon & Company from 1978 to 1980. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

         JONATHAN S. LINKER has served as a Director of the Company since the merger of Domain Energy Corporation into the Company in August 1998. Mr. Linker has been a Managing Director of First Reserve Corporation since 1996, the President and a director of IDC Energy Corporation since 1987, and a Vice President and Director of Sunset Production Corporation since 1991. Mr. Linker received a Bachelor of Arts degree in Geology from Amherst College, a Master of Arts degree in Geology from Harvard University and a Master of Business Administration degree from the Harvard Business School.

         JOHN H. PINKERTON, President, Chief Executive Officer and a Director, joined the Company in 1988. He was appointed President in 1990 and Chief Executive Officer in 1992. Previously, Mr. Pinkerton was Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his Bachelor of Arts Degree in Business Administration from Texas Christian University and his Master of Arts Degree in Business Administration from the University of Texas. Mr. Pinkerton is also director of North Coast Energy, Inc., and Venus Exploration, Inc. publicly traded exploration and production companies in which Range owned 17% and 22%, respectively, at December 31, 1998.

         MICHAEL V. RONCA, Chief Operating Officer and a Director, joined the Company in 1998. Prior to joining Range, Mr. Ronca served as President and Chief Executive Officer of Domain Energy Corporation. He was the founder and former President of Tenneco Ventures Corporation. Mr. Ronca was an employee of Tenneco for over 20 years. Other positions held at Tenneco included Administrative Assistant to the Chairman and CEO, with focus on acquisition and disposition analysis, strategic planning and operational issues. Mr. Ronca received his Bachelor of Arts Degree from Villanova University and his Master of Business Administration Degree from Drexel University.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

         During 1998, the Board met eleven times. During 1998, each Director attended or participated in at least 75% of the meetings of the Board and of the Committees on which they served. In addition, management confers frequently with its Directors on an informal basis to discuss Company affairs.

         The committees of the Board, the current members and the primary functions of the committees are as follows:

         EXECUTIVE COMMITTEE. The Executive Committee was established in 1994 to review and authorize actions required in the management of the business and affairs of the Company, which would otherwise be determined by the Board, where it is not practicable to convene the full Board. The members of the Executive Committee are Messrs. Edelman, Finkelson and Pinkerton. During 1998, the Executive Committee held no meetings.

         COMPENSATION COMMITTEE. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding pensions and other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The members of Compensation Committee are Messrs. Aikman, Finkelson and Guill. During 1998, the Compensation Committee held five meetings.

         AUDIT COMMITTEE. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The members of the Audit Committee are Messrs. Aikman, Dub and Guill. During 1998, the Audit Committee held one meeting.

         DIVIDEND COMMITTEE. The Dividend Committee was established in late 1997 and is authorized and directed to approve the payment of dividends on all of the Company's securities at the same rates as were paid by the Company to its stockholders in the previous quarter. The members of the Dividend Committee are Messrs. Edelman and Pinkerton. During 1998, the Dividend Committee acted four times by unanimous consent.

         Non-officer Directors receive $25,000 per annum and are reimbursed for expenses in attending Board and Committee meetings. The Directors receive no compensation for Committee meetings attended. Directors who are officers of the Company or its affiliates are not compensated for their Board and Committee activities.

         The Company's 1994 Outside Directors Stock Option Plan (the "Directors Plan"), which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to outside directors of the Company. The plan permits optionees to acquire up to 200,000 shares of Common Stock. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At December 31, 1998 a total of 140,000 options had been granted under the plan of which 72,800 were exercisable at that date. The options outstanding at December 31, 1998 were granted at exercise prices ranging from $7.75 to $16.88 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant.

         In connection with the merger with Domain Energy Corporation (the "Merger") the Company adopted the Domain Energy Corporation 1997 Stock Option Plan for Non-employee Directors (the "Domain Director Plan"). Subsequent to the Merger, no new options will be granted under the Domain Director Plan. At December 31, 1998, options to purchase 19,340 shares were outstanding and exercisable at $11.77 per share.

                               EXECUTIVE OFFICERS

         Set forth below is certain information, as of March 22, 1999, regarding the executive officers of the Company:

  NAME                         AGE    OFFICER SINCE       POSITION(S) WITH COMPANY
  ----                         ---    -------------       ------------------------
  Thomas J. Edelman            48         1988            Chairman

  John H. Pinkerton            45         1988            President and Chief Executive Officer

  Michael V. Ronca             45         1998            Chief Operating Officer

  Steven L. Grose              50         1980            Senior Vice President - Appalachia

  Herbert A. Newhouse          53         1998            Senior Vice President - Gulf Coast

  Chad L. Stephens             43         1990            Senior Vice President - Southwest

  Catherine L. Sliva           40         1998            Senior Vice President - Independent Producer Finance

  Thomas W. Stoelk             43         1994            Senior Vice President - Finance and Administration

         For biographical information with respect to Messrs. Edelman, Pinkerton and Ronca, see "Election of Directors - Information Concerning Nominees" above.

         STEVEN L. GROSE, Senior Vice President - Appalachia, joined the Company in 1980. Previously, Mr. Grose was employed by Halliburton Services, Inc. as a Field Engineer from 1971 until 1974. In 1974, he was promoted to District Engineer and in 1978, was named Assistant District Superintendent based in Pennsylvania. Mr. Grose is a member of the Society of Petroleum Engineers and is currently serving as President of The Ohio Oil and Gas Association. Mr. Grose received his Bachelor of Science Degree in Petroleum Engineering from Marietta College.

         HERBERT A. NEWHOUSE, Senior Vice President - Gulf Coast, joined the Company in 1998. Prior to joining Range, Mr. Newhouse served as Executive Vice President of Domain Energy Corporation. He was a former Vice President of Tenneco Ventures Corporation. Mr. Newhouse was an employee of Tenneco for over 17 years and has 30 years of operational and managerial experience in oil and gas exploration and production. Mr. Newhouse received his Bachelor's degree in Chemical Engineering from Ohio State University.

         CHAD L. STEPHENS, Senior Vice President - Southwest, joined the Company in 1990. Previously, Mr. Stephens was with Duer Wagner & Co., an independent oil and gas producer, since 1988. Prior thereto, Mr. Stephens was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was with Cities Service Company and HNG Oil Company. Mr. Stephens received his Bachelor of Arts Degree in Finance and Land Management from the University of Texas.

         CATHERINE L. SLIVA, Senior Vice President - Independent Producer Finance, joined the Company in connection with the Merger in August 1998. Prior to joining Range, Ms. Sliva served as Executive Vice President and Secretary of Domain Energy Corporation. She was formerly with Tenneco Ventures Corporation for 16 years. Ms. Sliva is a registered Petroleum Engineer and has over 18 years experience in petroleum engineering, economics, producer finance and strategic planning and analysis. She received her Bachelor's degree in Petroleum Engineering from Texas A&M University.

         THOMAS W. STOELK, Senior Vice President - Finance and Administration, joined the Company in 1994. Mr. Stoelk is a Certified Public Accountant and was a Senior Manager with Ernst & Young LLP. Prior to rejoining Ernst & Young LLP in 1986 he was with Partners Petroleum, Inc. Mr. Stoelk received his Bachelor of Science Degree in Industrial Administration from Iowa State University.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for officers and certain other managers and administers the Company's stock option plan for all employees.

         In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other similar size oil and gas companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options are intended both to retain executives and to motivate them to improve long-term stock market performance.

         In establishing total compensation (salary plus bonus) for its executives, the Company targets the median cash compensation for competitors of executives having similar responsibilities. Base salaries have historically been set below the median, so that bonuses, which are primarily determined by individual performance coupled with the Company's overall performance, will constitute a larger portion of cash compensation. The base salary for Mr. Pinkerton was increased 13.6% during 1998. Mr. Pinkerton received no bonus for 1998. In determining Mr. Pinkerton's bonus for 1998, the Committee considered the Company's overall performance including its poor financial performance. The bonuses of other executives are influenced by the Company's overall performance, as well as the performance of the executive's duties and success in attaining performance goals which are directed toward improving Company performance.

         Stock options and bonuses are awarded to Mr. Pinkerton and other executives and key employees to retain and motivate the grantees and to improve long-term market performance. The Committee generally determines the number of options granted and the amount of the bonuses awarded to Mr. Pinkerton and to other executives and key employees based on how an individual's responsibilities might affect the long-term price of the Common Stock. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate. To date, options have been granted only at the prevailing market price and will have value only if the price of the Common Stock increases. Generally, to provide incentives for its executives to remain with the Company and to benefit from the improvement in the performance of the Company, options have a minimum term of five years and vest in no less than three years. An employee must be employed by the Company at the time of vesting in order to exercise the options. In addition, officer annual bonuses are awarded whereby no more than 50% of the amount is payable in the year of the award, with the remaining 50% vesting over a one to three year period. Generally, bonuses are payable, at the option of the officer, in cash or shares of the Company's Common Stock. An officer must be employed by the Company at the time of vesting in order to receive the vested bonus previously granted to such officer. The stock issued pursuant to the bonuses represents unregistered shares and therefore initially cannot be sold by the recipient.

         Due to the Company's poor performance, none of the Company's officers, including the Named Executive Officers, received cash bonuses for 1998. Additionally, Messrs. Edelman, Pinkerton and Ronca received no cash or stock bonus in 1998. When the potential future value of stock options are included (assuming a 10% annual increase in the stock price), approximately 61% of the total compensation of Mr. Pinkerton for 1998 is from incentives which are linked to creation of stockholder value.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") precludes a public corporation from taking a deduction in 1994 or subsequent taxable years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance based" is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options awarded to executive officers for deductibility under Section 162(m) of the Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions. Further the Committee has been advised that the Company's ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the Company's 1999 Stock Incentive

Plan should not be limited by Section 162(m) of the Code. During 1999, no executive of the Company is expected to receive compensation in excess of $1 million unless a significant number of vested stock options are exercised.

         The foregoing report has been furnished by the members of the Committee

                                             Robert E. Aikman
                                             Allen Finkelson
                                             Ben A. Guill

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The voting members of the Company's Compensation Committee consists of Messrs. Aikman, Finkelson and Guill, none of whom is a former or current officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any Compensation Committee Interlocks during the Company's last fiscal year.

SUMMARY COMPENSATION TABLE

         The following table sets forth information for the years ended December 31, 1998, 1997 and 1996 representing all compensation awarded to, earned by or paid to the Chief Executive Officer and the four highest paid officers (the "Named Executive Officers").

                                                                                         Long-term
                                                         Annual Compensation            Compensation
                                                    ------------------------------   -------------------
                Name and                                                               Stock Option           All Other
           Principal Position               Year        Salary ($)       Bonus($)        Awards (#)       Compensation ($)(a)
--------------------------------------------------------------------------------------------------------------------------------

Thomas J. Edelman                           1998       $  196,923        $    -0-          50,000            $  36,321
Chairman                                    1997          172,500         125,000 (b)      50,000               39,992
                                            1996          133,333         187,500 (c)      50,000               36,996

John H. Pinkerton                           1998          328,846             -0-          50,000               36,321
President & Chief Executive                 1997          281,666         250,000 (b)      50,000               39,992
     Officer                                1996          210,000         375,000 (c)      50,000               23,976

Steven L. Grose                             1998          141,923          25,000 (d)      25,000               20,654
Senior Vice President-Appalachia            1997          121,250          60,000 (e)      25,000               20,002
                                            1996          100,417          50,000 (f)      25,000                8,137

Chad L. Stephens                            1998          146,923             -0-          25,000               20,928
Senior Vice President-Midcontinent          1997          125,833          50,000 (e)      25,000               21,504
                                            1996          102,917          75,000 (f)      25,000               18,430

Thomas W. Stoelk                            1998          146,923          15,000 (d)      25,000               20,950
Senior Vice President-Finance and           1997          126,250          70,000 (e)      25,000               22,102
     Administration                         1996          105,833          65,000 (f)      25,000               13,863

          (a) Represents the Company's contribution to the 401(k) and deferred compensation plans on behalf of the named executive.

          (b) Bonus amounts include $125,000 of contributions made to the Company's deferred compensation plan on behalf of the named executive which vest over three years if they remain employed by the Company.

          (c) Messrs. Edelman and Pinkerton bonus amounts include $112,500 and $225,000, respectively, of contributions made to the Company's Deferred Compensation Plan on behalf of the named executive and vest over three years if the individual remains an employee of the Company.

          (d) Bonus amounts include Common Stock contributions made to the Company's deferred compensation plan on behalf of the named executive, which vest over three years if they remain with the Company.

          (e) Fifty percent of bonus amounts vest on January 1st of the following year if the individual remains employed by the Company.

          (f) Fifty percent of bonus amounts vest in two equal installments occurring annually on January 1st if the individual remains employed by the Company.

STOCK OPTION GRANTS AND EXERCISES

         Range maintains the 1989 Stock Option Plan (the "Option Plan"), which is administered by the Compensation Committee, and provides for the granting of options to purchase shares of Common Stock to key employees and certain other persons who are not employees but who provide assistance or services to the Company. The Option Plan permits optionees to acquire up to an aggregate of 3 million shares of Common Stock to be outstanding at any time subject to the limitation that the outstanding options cannot exceed 10% of all outstanding Common Stock on a fully diluted basis. Options issued prior to September 1998 vest 30% after one year, 60% after two years and 100% after three years. Options issued after August 1998 vest 25% per year beginning one year after the grant date. At December 31, 1998, a total of 2,042,757 options were outstanding under the plan of which 903,442 were exercisable at that date. The options outstanding at December 31, 1998 were granted at exercise prices ranging from $3.375 to $17.75 per share. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant. The Option Plan had a ten year term which expired in March 1999.
Subsequently, no new options can be granted under the Option Plan.

         In connection with the Merger, the Company adopted the Second Amended and Restated 1996 Stock Purchase and Option Plan for key employees of Domain Energy Corporation and affiliates (the "Domain Option Plan"). Subsequent to the Merger, no new options will be granted under the Domain Option Plan. At December 31, 1998, options to purchase 938,976 shares were outstanding and exercisable at prices ranging from $0.01 to $11.70 per share.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information for the fiscal year ended December 31, 1998, respecting the grant of stock options to the Named Executive Officers. The stock options were granted at the market price on the date of grant. No stock appreciation rights have ever been granted by the Company.


                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                      Price Appreciation for
                                           Individual Grants                              Option Term (a)
                        ---------------------------------------------------------     ----------------------
                          Number of      Percent of
                         Securities     Total Options
                         Underlying      Granted to
                           Options      Employees in     Exercise    Expiration
         Name            Granted (#)     Fiscal Year       Price        Date             5%          10%
----------------------- -------------- ---------------- ------------ ------------  -----------  ------------
Thomas J. Edelman           50,000          6.0%        $ 16.8125    3/12/03         $232,013     $513,622
John H. Pinkerton           50,000          6.0%          16.8125    3/12/03          232,013      513,622
Steven L. Grose             25,000          3.0%          16.8125    3/12/03          116,006      256,811
Chad L. Stephens            25,000          3.0%          16.8125    3/12/03          116,006      256,811
Thomas W. Stoelk            25,000          3.0%          16.8125    3/12/03          116,006      256,811

      (a) The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than assumed amounts. For options granted in 1998, the values shown for 5% and 10% appreciation equate to a stock price of $21.45 and $27.08, respectively, at the expiration date of the options.

YEAR END OPTION VALUES TABLE

         The following table sets forth information at December 31, 1998, respecting exercisable and non-exercisable options held by the Named Executive Officers. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock options and the year end Common Stock price of $3.44.

                                                         Number of Securities   Value of Unexercised
                                                              Underlying             In-the-Money
                                                             Unexercised          Options at Fiscal
                                                          Options at Fiscal         Year-End 1998
                              Shares                        Year-End 1998        (Unexercisable (U)/
                            Acquired on      Value       (Unexercisable (U)/       Exercisable(E))
          Name             Exercise (#)     Realized       Exercisable (E))
-------------------------- -------------- ------------- ----------------------- ----------------------
Thomas J. Edelman               -0-          $ -0-              105,000 U           $      -0-U
                                                                195,000 E                  -0-E

John H. Pinkerton               -0-            -0-              105,000 U                  -0-U
                                                                221,667 E               4,375 E

Steven L. Grose                 7,666         88,197             52,500 U                  -0-U
                                                                 72,500 E                  -0-E

Chad L. Stephens                8,667         99,714             52,500 U                  -0-U
                                                                 72,500 E                  -0-E

Thomas W. Stoelk                -0-            -0-               52,500 U                  -0-U
                                                                 38,250 E                  -0-E

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the percentage change in the cumulative total return of the Common Stock, Dow Jones Secondary Oils Index, and the S&P 500 Index for the five year period ending December 31, 1998. The graph assumes that $100 was invested in Common Stock and each index on December 31, 1993. Furthermore, dividends are reinvested on the ex-dividend dates.


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN

                                                 FISCAL YEAR ENDED DECEMBER 31
                                   1993      1994      1995      1996      1997      1998
                                   ----      ----      ----      ----      ----      ----
Range Resources Corporation        $100      $ 95      $134      $236      $224      $ 47
DJ Secondary Oils                   100       107       121       147       154       108
S&P 500                             100       102       135       165       216       275


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         As a result of the Merger, the Company inherited an employment agreement with Mr. Michael V. Ronca, Chief Operating Officer of the Company. The employment agreement terminates on December 31, 1999 and provides that if Mr. Ronca terminates his employment for good reason (as defined in the agreement) or the Company terminates his employment for any reason other than cause (as defined in the agreement), Mr. Ronca will receive 1.5 times his base salary of $260,000 per annum, as well as continuation of all applicable benefit plans for the remaining term of the employment agreement. Other than the employment agreement with Mr. Ronca, the Company does not have employment agreements with any other of its officers or employees.

         In 1997 the Board adopted a change in control plan pursuant to which a key employee group comprised of executive officers and other key employees of the Company (the "Management Group") will receive a certain level of severance and vesting benefits if there is a change in control of the Company and all other employees of the Company (the "Employee Group") will receive more limited severance and vesting benefits. Upon a change in control of the Company all non-vested securities of the Company held by persons in both the Management Group and the Employee Group, including, without limitation, all non-vested options to purchase Common Stock held by them, will automatically vest.

         If any person in the Management Group is terminated within one year of such change in control or if job responsibilities or compensation of a person in the Management Group is materially altered within one year of such change in control, then such person shall receive a lump sum payment (the "Management Payment") equal to (i) an amount equal to such person's annual base salary for the year in which the Management Payment is to be made plus (ii) an amount equal to the average of such person's bonuses for the two years prior thereto. If any person in the Employee Group is terminated within one year of such change in control, then such person shall receive a lump sum payment (the "Employee Payment") equal to (i) an amount equal to six months of such person's annual base salary for the year in which the Employee Payment is to be made plus (ii) an amount equal to one half of the average of such person's bonuses for the two years prior thereto.

         Notwithstanding the foregoing, the amount of either the Management Payment or the Employee Payment (collectively, the "Payment") is dependent upon the duration of employment with the Company, with each person receiving one-third of the Payment if they have been employed by the Company for less than two years, two-thirds of the Payment if they have been employed by the Company for between two and three years and receiving the full amount of the Payment if they have been employed by the Company for at least three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Edelman, Chairman of the Company, also serves as an executive officer and major shareholder of Patina Oil & Gas Corporation. The Company and Patina have never had common business dealings and have never held interests in any of the same properties.


                            PROPOSAL II - ADOPTION OF
                     THE COMPANY'S 1999 STOCK INCENTIVE PLAN

         The Board of Directors on March 24, 1999 subject to stockholder approval, adopted the Company's 1999 Stock Incentive Plan (the "1999 Incentive Plan"). A copy of the 1999 Incentive Plan is attached hereto as Exhibit A and is incorporated by reference. The 1999 Incentive Plan replaces the 1989 Option Plan which had a ten year term and expired in March 1999.

         Pursuant to the 1999 Incentive Plan, employees, directors and consultants of the Company and its affiliates will be eligible to receive awards consisting of stock options and stock appreciation rights (collectively the "Incentive Awards"). The 1999 Incentive Plan does not include restricted stock awards. The 1999 Incentive Plan is intended as an incentive to attract and retain key personal and to reward them for making contributions to the success of the Company. An aggregate of 1,400,000 shares of Common Stock may be issued pursuant to the 1999 Incentive Plan. Further, an aggregate of 250,000 shares of Common Stock may be subject to Incentive Awards granted to any one individual during any calendar year under the 1999 Incentive Plan. The preceding numbers may be adjusted upon a reorganization, stock split, recapitalization, or other change in the Company's capital structure.

         The 1999 Incentive Plan is administered by the Compensation Committee of the Board of Directors, which is constituted so as to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and constituted solely of two or more outside directors (within the meaning of Section 162(m) of the Code. Subject to the provisions of the 1999 Incentive Plan, the Compensation Committee is authorized to determine the type or types of Incentive Awards made to each participant and the terms, conditions and limitations applicable to each Incentive Award. In addition, the Compensation Committee has the power to interpret the 1999 Incentive Plan, to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the 1999 Incentive Plan. When granting Incentive Awards, the Compensation Committee considers such factors as an individual's duties and present and potential contributions to the success of the Company and its affiliates.

         Employees (including an employee who may also be a director), directors and consultants of the Company and its affiliates are eligible to participate in the 1999 Incentive Plan. The selection of participants, from among those eligible, who will receive Incentive Awards, is within the discretion of the Committee.

         The 1999 Incentive Plan is effective as of March 24, 1999. No further awards may be granted under the 1999 Incentive Plan after March 24, 2009, and the 1999 Incentive Plan will terminate thereafter once all Incentive Awards have been satisfied or expired. The Board of Directors may, however, terminate the 1999 Incentive Plan at any time without prejudice to the holders of any then outstanding Incentive Awards.

         Options are rights to purchase a specified number of shares of Common Stock at a price fixed at the time the option is granted. Options granted pursuant to the 1999 Incentive Plan may either be "incentive stock options" within the meaning of Section 422 of the Code or options that do not constitute incentive stock options ("non-qualified stock options") and will become exercisable on such date or dates as may be established by the Compensation Committee (but not more than ten years in the case of incentive stock options). The exercise price of options granted under the 1999 Incentive Plan will be determined by the Compensation Committee but will be an amount not less than fair market value of the Common Stock on the date of grant (or, if greater, the par value thereof). If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted. The number of shares for which an option is granted to an optionee will be determined by the Compensation Committee. The status of each grant of options as an incentive stock option or nonstatutory stock option will be designated by the Compensation Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be nonstatutory stock options. The option price upon exercise may, at the discretion of the Compensation Committee, be paid by an optionee in cash, other shares of Common Stock owned by the employee, or by a combination of cash and Common Stock. The 1999 Incentive Plan also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may effect a "cashless" exercise of an option through a brokerage firm. All options will be evidenced by a written agreement containing provisions consistent with the Option Plan and such other provisions as the Committee deems appropriate. No incentive stock option is transferable other than by will or the laws of descent and distribution, and only the employee or his guardian or legal representative may exercise any option during the employee's lifetime.

         Stock appreciation rights are rights to receive, without payment to the Company, cash or shares of Common Stock with a value determined by reference to the difference between the exercise or strike price of the stock appreciation right and the fair market value of the Common Stock at the time of exercise. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of a stock appreciation right will be determined by the Compensation Committee and will be no less than the fair market value of a share Common Stock on the date that the stock appreciation right is granted (or such greater exercise price as may be required with respect to a stock appreciation right granted in connection with an incentive stock option). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.

         Unless otherwise determined by the Compensation Committee, Incentive Awards (other than incentive stock options) under the 1999 Incentive Plan that constitute derivative securities are not transferable except by will or by laws of descent and distribution or pursuant to a qualified domestic relations order. The 1999 Incentive Plan provides that stock options and stock appreciation rights may be granted in substitution for stock options held by officers and employees of other corporations who are about to, or who have, become employees of the Company or an affiliate as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or a subsidiary. On March 22, 1999, the closing price of the Common Stock on the New York Stock Exchange was $3 per share. As of March 22, 1999, the Company has not made any grants of Incentive Awards under the 1999 Incentive Plan. The amount and type of Incentive Awards to be granted in the future to the employees, directors and consultants are not currently determinable.

         The Board of Directors has the right to amend, modify, suspend or terminate the 1999 Incentive Plan, except that the Board may not, without the approval of the stockholders of the Company, amend the 1999 Incentive Plan to increase the maximum aggregate number of shares of Common Stock that may be issued under the 1999 Incentive Plan or change the class of individuals eligible to receive Incentive Awards under the 1999 Incentive Plan.

         The 1999 Incentive Plan provides that, upon a Change of Control (as hereinafter defined), and except as provided in any Incentive Award agreement, outstanding Incentive Awards will immediately vest and become exercisable or satisfiable, as applicable, and that any Incentive Award that is a stock option will continue to be exercisable for the remainder of its applicable option term. However, the Compensation Committee in its discretion may cancel Incentive Awards and make payments in respect thereof in cash or adjust such Incentive Awards as appropriate to reflect such Change of Control. The 1999 Incentive Plan provides that a Change in Control occurs (a) if the Company is dissolved and liquidated, (b) if the Company is not the surviving entity in any merger or consolidation, (c) if the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion of tax considerations relating to options describes only certain U.S. federal income tax matters. No consideration has been given to the effects of state, local, or other tax laws on the 1999 Incentive Plan or Incentive Award recipients. The discussion is general in nature and does not take in to account a number of considerations which, may apply in light of the particular circumstances of an optionee.

         NON-QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-qualified stock option such as those under the 1999 Incentive Plan (whether or not including a stock appreciation right) and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-qualified stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-qualified stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-qualified stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-qualified stock option or stock appreciation right.

         INCENTIVE STOCK OPTIONS. The incentive stock options under the 1999 Incentive Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

         Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

         SECTION 162(M) OF THE CODE. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, the Company's ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the 1999 Incentive Plan should not be limited by Section 162(m) of the Code.

         The 1999 Incentive Plan is not qualified under section 401(a) of the Code.

         INAPPLICABILITY OF ERISA. Based upon current law and published interpretations, the Company does not believe the 1999 Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

REQUIRED VOTE AND RECOMMENDATION

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING IS REQUIRED FOR ADOPTION OF THE PROPOSED 1999 INCENTIVE PLAN. BROKER NON-VOTES ARE TREATED AS SHARES AS TO WHICH VOTING POWER HAS BEEN WITHHELD BY THE BENEFICIAL OWNERS OF SUCH SHARES AND, THEREFORE, AS VOTES NOT CAST. A BROKER NON-VOTE OCCURS IF A BROKER OR OTHER NOMINEE DOES NOT HAVE DISCRETIONARY AUTHORITY AND HAS NOT RECEIVED INSTRUCTION WITH RESPECT TO A PARTICULAR ITEM. SHAREHOLDER APPROVAL OF THE 1999 INCENTIVE PLAN IS REQUIRED FOR LISTING OF THE SHARES FOR TRADING ON THE NEW YORK STOCK EXCHANGE AND AS A CONDITION TO THE EFFECTIVENESS OF THE 1999 INCENTIVE PLAN. IN ADDITION, APPROVAL OF THE 1999 INCENTIVE PLAN IS REQUIRED SO THAT CERTAIN TRANSACTIONS UNDER THE 1999 INCENTIVE PLAN QUALIFY FOR THE APPLICABLE EXEMPTIONS PURSUANT TO RULE 16B-3 UNDER THE EXCHANGE ACT. RULE 16B-3 PROVIDES AN EXEMPTION FROM THE OPERATION OF THE "SHORT-SWING PROFIT" RECOVERY PROVISIONS OF SECTION 16(B) OF THE EXCHANGE ACT WITH RESPECT TO ACQUISITIONS OF STOCK OPTIONS, TRANSACTIONS RELATING TO CERTAIN STOCK APPRECIATION RIGHTS AND THE USE OF ALREADY OWNED SHARES AS PAYMENT FOR THE EXERCISE PRICE OF STOCK OPTIONS. SHAREHOLDER APPROVAL IS ALSO REQUIRED SO THAT INCENTIVE STOCK OPTIONS UNDER THE 1999 INCENTIVE PLAN WILL QUALIFY UNDER
SECTION 422 OF THE CODE AND SO THAT CERTAIN INCENTIVE AWARDS WILL QUALIFY AS PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M) OF THE CODE. THE BOARD BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED 1999 INCENTIVE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED PLAN.

                   PROPOSAL III - APPROVAL OF THE AMENDMENT TO
                     THE COMPANY'S 1997 STOCK PURCHASE PLAN

         On March 24, 1999, subject to stockholder approval the Board of Directors approved a proposed amendment to Article IV of the Company's 1997 Stock Purchase Plan (the "1997 Plan"). The proposed amendment to Article IV would increase the number of shares of the Common Stock reserved under the 1997 Plan from 500,000 to 900,000. The proposed amendment, a copy of which is set forth in Exhibit B is being submitted to the Meeting for Stockholder approval.

EFFECT OF AND REASONS FOR PROPOSED AMENDMENT

         The purpose of increasing the number of shares of Common Stock reserved under the 1997 Plan is to strengthen the ability of the Company to attract and to retain the services of experienced and knowledgeable directors and key employees (the "Participants"), to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to provide those individuals with an additional incentive to continue their position, for the best interest of the Company and its stockholders. Under the 1997 Plan, Participants may purchase a specified number of shares at a specified price (ranging from 50% to 85% of market value) as offered by the Compensation Committee of the Board (the "Compensation Committee").

         The 1997 Plan is administered by the Compensation Committee which has the sole authority to determine the terms and conditions (which need not be identical) of such purchases including the persons to whom, and the time or times at which, purchase grants will be awarded, the number of shares which may be purchased by each such person and the exercise price. Payment for stock purchased must be made in cash on the date of such exercise.

         If the amendment to the 1997 Plan is approved by the Stockholders, the Company will increase the number of shares reserved under the 1997 Plan from 500,000 to 900,000 shares of Common Stock. As of March 22, 1999 398,597 shares had been sold for a total consideration of $2.5 million equating to an average cost of $6.32 per share. All shares sold to date under the 1997 Plan have been priced at 75% of market value at the time of sale.

REQUIRED VOTE AND RECOMMENDATION

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING IS REQUIRED FOR ADOPTION OF THE AMENDMENT TO THE 1997 STOCK PURCHASE PLAN. BROKER NON-VOTES ARE TREATED AS SHARES AS TO WHICH VOTING POWER HAS BEEN WITHHELD BY THE BENEFICIAL OWNERS OF SUCH SHARES AND, THEREFORE, AS VOTES NOT CAST. A BROKER NON-VOTE OCCURS IF A BROKER OR OTHER NOMINEE DOES NOT HAVE DISCRETIONARY AUTHORITY AND HAS NOT RECEIVED INSTRUCTION WITH RESPECT TO A PARTICULAR ITEM. THE BOARD BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE 1997 STOCK PURCHASE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the NYSE. Copies of such reports are required to be furnished to the Company.

         Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

                                 OTHER BUSINESS

         Management of the Company knows of no other business which will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

         It is expected that representatives of Arthur Andersen will be present at the Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.



                                  ANNUAL REPORT

         The Annual Report for the fiscal year ended December 31, 1998 accompanies this proxy statement. The Annual Report does not constitute a part of the proxy soliciting material.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any Stockholder desiring to present to Stockholders a Stockholder proposal at the 2000 Annual Meeting must transmit such proposal to the Company so that it is received by the Company on or before December 1, 1999. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           Jeffery A. Bynum
                                           Secretary




March 29, 1999

                                                                       Exhibit A
                           RANGE RESOURCES CORPORATION

                            1999 STOCK INCENTIVE PLAN

                                    I PURPOSE

         The purpose of the RANGE RESOURCES CORPORATION 1999 STOCK INCENTIVE PLAN (the "PLAN") is to provide a means through which RANGE RESOURCES CORPORATION, a Delaware corporation (the "COMPANY"), and its affiliates may attract able persons to serve as directors or to enter the employ of the Company and its affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the Plan provides for granting Incentive Stock Options (subject to the provisions of Paragraph VII(c)), options which do not constitute Incentive Stock Options, Stock Appreciation Rights or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant or director as provided herein.

                                 II. DEFINITIONS

         The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) "AFFILIATE" means any corporation, partnership, limited liability company or partnership, association, trust or other organization in which the Company owns, directly or indirectly, a 50% or more beneficial ownership interest.

(b) "AWARD" means, individually or collectively, any Option or Stock Appreciation Right.

(c) "AWARD AGREEMENT" means any Option Agreement or Stock Appreciation Rights Agreement.

(d)      "BOARD" means the Board of Directors of the Company.

(e) "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "GROUP" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

(f) "CHANGE OF CONTROL VALUE" shall mean (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or
         (iii) if the Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee. In the event that the consideration offered to stockholders of the Company in a Change of

         Control consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(g) "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(h) "COMMITTEE" means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) comprised solely of two or more "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.

(i)      "COMPANY" means Range Resources Corporation, a Delaware corporation.

(j) "CONSULTANT" means any person who is not an employee and who is providing advisory or consulting services to the Company or any Affiliate.

(k) "DIRECTOR" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(l) An "EMPLOYEE" means any person (including an officer or a Director) in an employment relationship with the Company or any Affiliate.

(m) "FAIR MARKET VALUE" means, as of any specified date, the mean of the high and low sales prices of the Stock reported on the New York Stock Exchange Composite Tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(n) "HOLDER" means an employee, Consultant or Director who has been granted an Award.

(o) "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

(p)      "1934 ACT" means the Securities Exchange Act of 1934, as amended.

(q) "OPTION" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Options that do not constitute Incentive Stock Options to purchase Stock.

(r) "OPTION AGREEMENT" means a written agreement between the Company and a Holder with respect to an Option.

(s) "PLAN" means the Range Resources Corporation 1999 Stock Incentive Plan, as amended from time to time.

(t) "RULE 16B-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(u) "SPREAD" means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

(v) "STOCK" means the common stock, par value $0.01 per share, of the Company.

(w) "STOCK APPRECIATION RIGHT" means an Award granted under Paragraph VIII of the Plan.

(x) "STOCK APPRECIATION RIGHTS AGREEMENT" means a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

         The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision in the Plan or in any Award Agreement, no Option or Stock Appreciation Right granted on or after the effective date of the Plan shall be exercisable prior to such shareholder approval. No further Awards may be granted under the Plan after the expiration of ten years from the date of its adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

                               IV. ADMINISTRATION

(a)      COMMITTEE. The Plan shall be administered by the Committee.

(b) POWERS. Subject to the express provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award, and the number of shares of Stock which may be issued under each Option or Stock Appreciation Right. In making such determinations the Committee may take into account the nature of the services rendered by the respective employees, Consultants or Directors, their present and potential contribution to the success of the Company and its Affiliates and such other factors as the Committee in its discretion shall deem relevant.

(c) ADDITIONAL POWERS. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

                               V. GRANT OF AWARDS;
                           SHARES SUBJECT TO THE PLAN

(a) STOCK GRANT AND AWARD LIMITS. The Committee may from time to time grant Awards to one or more employees, Consultants or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 1,400,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 250,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards that are canceled or repriced.

(b) STOCK OFFERED. The Stock to be offered pursuant to the grant of an Award may, at the discretion of the Committee, be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

                                 VI. ELIGIBILITY

         Awards may be granted only to persons who, at the time of grant, are employees (including officers and Directors who are also employees) Consultants or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or an Option that is not an Incentive Stock Option, a Stock Appreciation Right or any combination thereof.


                               VII. STOCK OPTIONS

(a) OPTION PERIOD. The term of each Option shall be as specified by the Committee at the date of grant.

(b) LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. An Incentive Stock Option may be granted only to an individual who is an employee of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative. Notwithstanding any provision in the Plan or in any Option Agreement, (1) no Incentive Stock Option shall be granted after the expiration of 12 months from the date of the adoption of the Plan by the Board unless the Plan has been approved by the stockholders of the Company within such 12-month period in a manner that satisfies the requirements of section 422 of the Code and (2) any Option granted prior to the expiration of such 12-month period that was intended to constitute an Incentive Stock Option shall constitute an Option that is not an Incentive Stock Option if the Plan has not been approved by the stockholders of the Company within such 12-month period in a manner that satisfies the requirements of section 422 of the Code.

(d) OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, (i) in cash or (ii) by the delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Committee (as the same may be amended from time to time). Such Option Agreement may also include, without limitation, provisions relating to (1) subject to the provisions hereof accelerating such vesting on a Change of Control, vesting of Options,
         (2) tax matters (including provisions (A) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal, state or local income tax withholding requirements and (B) dealing with any other applicable employee wage withholding requirements), and (3) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

(e) OPTION PRICE AND PAYMENT. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but, subject to adjustment as provided in Paragraph IX, such purchase price shall not be less than the Fair Market Value of a share of Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company in a manner specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

(f) SHAREHOLDER RIGHTS AND PRIVILEGES. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

(g) OPTIONS AND RIGHTS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or an Affiliate of stock of the employing corporation with the result that such employing corporation becomes an Affiliate.

                         VIII. STOCK APPRECIATION RIGHTS

(a) STOCK APPRECIATION RIGHTS. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares of Stock under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. Each Stock Appreciation Rights Agreement shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Stock Appreciation Rights.

(b) EXERCISE PRICE. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Paragraph VII(c)), and (ii) shall be subject to adjustment as provided in Paragraph IX.

(c) EXERCISE PERIOD. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

(d) LIMITATIONS ON EXERCISE OF STOCK APPRECIATION RIGHT. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee. In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered.

                     IX. RECAPITALIZATION OR REORGANIZATION

(a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(b) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of Stock and other securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

(c) In the event of a Change of Control, and except as provided in any Award Agreement, outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable, and any Awards that are Options shall continue to be exercisable for the remainder of the applicable Option term. Notwithstanding the foregoing, the Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over the exercise price, if applicable, under such Award for such share. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

(d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, a Change of Control or other relevant changes in capitalization or distributions to the holders of Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph IX, any outstanding Awards and any Award Agreements shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock or distribution to the holders of Stock, the aggregate number of shares available under the Plan (and the aggregate number of shares that may be granted to any one individual) may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(f) Any adjustment provided for in the above Subparagraphs shall be subject to any required shareholder action.

(g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                    X. AMENDMENT AND TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made that would materially impair the rights of the Holder without the consent of the Holder and provided, further, that the Board may not, without approval of the stockholders, amend the Plan (a) to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or (b) to change the class of individuals eligible to receive Awards under the Plan.

                               XII. MISCELLANEOUS

(a) NO RIGHT TO AN AWARD. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee or Director any right to be granted an Award or any other rights hereunder except as may be evidenced by an Option Agreement or Stock Appreciation Rights Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b) NO EMPLOYMENT RIGHTS CONFERRED. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer on any Director any right with respect to continuation of membership on the Board.

(c) OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d) NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, Director, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) RESTRICTIONS ON TRANSFER. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a "qualified domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f) RULE 16B-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet the requirements of Rule 16b-3 so that any transaction under the Plan involving a grant, award, or other acquisition from the Company or disposition to the Company is exempt from Section 16(b) of the 1934 Act. If any provision of the Plan or any such Award would result in any such transaction not being exempt from Section 16(b) of the 1934 Act, such provision or Award shall be construed or deemed amended so that such transaction will be exempt from Section 16(b) of the 1934 Act.

(g) FACSIMILE SIGNATURE. Any Award Agreement or related document may be executed by facsimile signature. If any officer who shall have signed or whose facsimile signature shall have been placed upon any such Award Agreement or related document shall have ceased to be such officer before the related Award is granted by the Company, such Award may nevertheless be issued by the Company with the same effect as if such person were such officer at the date of grant.

(h) GOVERNING LAW. This Plan shall be construed in accordance with the laws of the State of Delaware.

                                                                       Exhibit B

                               WITH RESPECT TO THE
                       COMPANY'S 1997 STOCK PURCHASE PLAN


         RESOLVED, that the plan agreement of the Company's 1997 Stock Purchase Plan, as amended, be further amended by deleting Article IV thereof and substituting the following therefore:

                                   ARTICLE IV

                                     SHARES
                                     ------

     There shall be 900,000 shares of Common Stock reserved under the Plan, subject to adjustment in accordance with Article XIV hereof. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired on the open market or otherwise for the account of the Participants. The Committee shall determine from time to time whether the shares of Common Stock shall be authorized or unissued shares or reacquired shares.

Form of proxy card


FRONT:
------


                          RANGE RESOURCES CORPORATION.
       The Board of Directors recommends a vote FOR Proposal Nos. 2 and 3

1.  Election of Directors  For      Withheld  For All
     (see reverse)         All         All    Except   _________________ 2.  To consider and adopt
                                                                             the Company's 1999          For      Against   Abstain
                                                                             Stock Incentive Plan        ___        ___       ___
                                                                             providing for the issuance
                                                                             of up to 1,400,000 shares
                                                                             of Common Stock. The
                                                                             Company's 1989 Stock Option
                                                                             Plan recently expired.

                                                                          3. To consider and adopt an     For      Against   Abstain
                                                                             amendment to the Company's    ___        ___       ___
                  Area reserved for                                          1997 Stock Purchase Plan
                   Name & Address                                            increasing the number of
                                                                             shares in the Plan from
                                                                             500,000 to 900,000 shares of
                                                                             Common Stock.


                                                                          Date: _____________________________________________, 1999

                                                                          Signature(s) ____________________________________________

                                                                          Signature(s) ____________________________________________

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED. In accordance with their judgement the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, administrator, trustee, or guardian, please give full title as such.






BACK:
-----

PROXY                                                                    PROXY


                           RANGE RESOURCES CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 26, 1999

The undersigned hereby appoints John H. Pinkerton and Michael V. Ronca, and each of them, his/her true and lawful agents and proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common and Preferred stock of Range Resources Corporation which the undersigned has power to vote, with all powers which the undersigned possess if personally present, at the Annual Meeting of Shareholders of Range Resources Corporation to be held on May 26, 1999, and at any adjournments thereof.

1. To elect a board of eight Directors, each for a one-year term: The nominees of the Board of Directors are: Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, Jonathan S. Linker, John H. Pinkerton and Michael V. Ronca.

2. To consider and adopt the Company's 1999 Stock Incentive Plan and providing for the issuance of up to 1,400,000 shares of Common Stock. The Company's 1989 Stock Option Plan recently expired.

3. To consider and adopt an amendment to the Company's 1997 Stock Purchase Plan increasing the number of shares in the Plan from 500,000 to 900,000 shares of Common Stock.


You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)